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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
Netgateway, Inc.:


We consent to the use of our report dated August 21, 2000, on the consolidated balance sheets of Netgateway, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended June 30, 2000, and related schedule included in the registration statement and to the reference to our firm under the headings "Experts", "Selected Consolidated Financial Data" and "Summary of Consolidated Financial Data" in the prospectus.


/s/ KPMG LLP


Los Angeles, California
September 4, 2000